Exhibit 3.1
CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS
OF
SERIES B PREFERRED STOCK
(PAR VALUE $0.00001 PER SHARE)
OF
TRANSMETA CORPORATION

Pursuant to Section 151(g) of the
General Corporation Law of the
State of Delaware

     Transmeta Corporation (hereinafter called the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware,
     DOES HEREBY CERTIFY:
     FIRST: The Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) of the Corporation authorizes the issuance of 5,000,000 shares of preferred stock (the “Preferred Stock”), in one or more series, and further authorizes the Board of Directors of the Corporation to provide by resolution for the issuance of shares of Preferred Stock in one or more series not exceeding the aggregate number of shares of Preferred Stock authorized by the Certificate of Incorporation and to determine with respect to each such series, the voting powers, if any (which voting powers if granted may be full or limited), and such designations, preferences, and relative, participating, optional and other rights, and the qualifications, limitations and restrictions pertaining thereto.
     SECOND: A resolution providing for and in connection with the issuance of the Preferred Stock was duly adopted by the Board of Directors of the Corporation pursuant to authority conferred on the Board of Directors of the Corporation by the provisions of the Certificate of Incorporation as aforesaid, which resolution provides as follows:
     RESOLVED: that the Board of Directors of the Corporation (the “Board”), pursuant to authority vested in it by the provisions of the Certificate of Incorporation of the Corporation, hereby authorizes the issuance of a series of preferred stock (the “Preferred Stock”) of the Corporation to be designated Series B Preferred Stock, par value $0.00001 per share, and hereby establishes the powers, designations, preferences and relative, participating, optional and other rights, and the qualifications, limitations and restrictions pertaining thereto in addition to those set forth in such Certificate of Incorporation (or otherwise provided by law) as follows (the following, referred to hereinafter as this “resolution” or this “Certificate of Designations,” is to be filed as part of a Certificate of Designations under Section 151(g) of the General Corporation Law of the State of Delaware):

     1.     Designation and Number. The designation of Preferred Stock created by this resolution shall be a series of Preferred Stock to be known as “Series B Preferred Stock.” The number of shares constituting Series B Preferred Stock which the Corporation shall be authorized to issue shall be 1,000,000.
     2.     Redemption. The Series B Preferred Stock is not redeemable.
     3.     Dividends. Each outstanding share of Series B Preferred Stock shall be entitled to receive dividends at a rate of $0.60 per calendar year (as adjusted for stock splits, combinations, reorganizations and the like with respect to the Series B Preferred Stock), out of any assets at the time legally available therefor, when, as and if the Board declares any dividends (subject to the provisions of Section 5(c)(i), excluding dividends payable on all outstanding shares of Common Stock solely in Common Stock Equivalents) on the Common Stock, prior and in preference to the Common Stock (the “Dividend Preference”). No dividends shall be paid on any shares of Common Stock unless and until the Dividend Preference is paid on each outstanding share of Series B Preferred Stock. If, after the Dividend Preference is paid on each outstanding share of Series B Preferred Stock, the Board shall declare additional dividends on the Common Stock out of assets at the time legally available therefor in that calendar year, then the outstanding Series B Preferred Stock shall be entitled to receive, from such additional dividends, dividends on a pari passu basis with the outstanding Common Stock, based on the number of shares of Common Stock into which the outstanding Series B Preferred Stock is then convertible, until each then outstanding share of Series B Preferred Stock shall have received an aggregate amount equal to $7.50 per share (as adjusted for stock splits, combinations, reorganizations and the like with respect to the Series B Preferred Stock), after which the outstanding Series B Preferred Stock shall be entitled to receive no further dividends. Notwithstanding anything to the contrary set forth herein, the preceding provisions of this Section 3 shall no longer be effective, and the shares of Series B Preferred Stock shall be entitled to receive no additional dividends, at such time (and thereafter) that each then outstanding share of Series B Preferred Stock shall have received an aggregate amount equal to $7.50 per share in one or more cash dividends (as adjusted for stock splits, combinations, reorganizations and the like with respect to the Series B Preferred Stock). The Board is under no obligation to declare dividends, no rights shall accrue to the holders of Series B Preferred Stock if dividends are not declared, and any dividends declared shall be noncumulative.
     4.     Liquidation Rights.
          (a)     Liquidation Preference. In the event of any Liquidation (as defined below), either voluntary or involuntary, the holders of the Series B Preferred Stock shall be entitled to receive, out of the assets of the Corporation that may be legally distributed to the Corporation’s stockholders, the Liquidation Preference (as defined below) specified for each share of Series B Preferred Stock then held by them before any payment shall be made or any assets distributed to the holders of Common Stock. “Liquidation Preference” shall mean, with respect to a share of Series B Preferred Stock, (i) $7.50 per share (as adjusted for stock splits, combinations, reorganizations and the like with respect to the Series B Preferred Stock), plus (ii) declared but unpaid dividends on such share, minus (iii) the amount of any cash dividends received by the holders of Series B Preferred Stock in accordance with Section 3 above, minus (iv) the amount of any payment received by the holders of Series B Preferred Stock in accordance with Section 4 respecting a Merger or Asset Sale consummated prior to such Liquidation. If upon a Liquidation, the assets to be distributed among the holders of the Series B Preferred Stock are insufficient to permit the payment to such holders of the full Liquidation Preference for their shares, then the entire assets of the Corporation legally available for distribution to the Corporation’s stockholders shall be distributed with equal priority and pro rata among the shares of the Series B Preferred Stock.
          (b)     Remaining Assets. After the payment to the holders of Series B Preferred Stock of the full Liquidation Preference, any remaining assets of the Corporation shall be distributed with equal priority and pro rata among the holders of the Corporation’s Common Stock based on the number of shares of Common Stock held by each holder.
          (c)     Liquidation. A “Liquidation” shall be deemed to be occasioned by, or to include, (i) the liquidation, dissolution or winding up of the Corporation; (ii) the merger or consolidation of the Corporation by means of any transaction or series of related transactions, provided that the applicable transaction shall not be deemed a Liquidation unless the Corporation’s stockholders constituted immediately prior to such transaction hold less than 50% of the voting power of the surviving or acquiring entity immediately after such transaction (a “Merger”); or (iii) a sale of all or substantially all of the assets of the Corporation requiring approval of the Corporation’s stockholders (an “Asset Sale”).
          (d)     Determination of Value if Proceeds Other than Cash. In any Liquidation, if the proceeds received by the Corporation or its stockholders are other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:
               (i)     Securities not subject to investment letter or other similar restrictions on free marketability covered by (ii) below:
                    (A)     If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the twenty (20) trading-day period ending three (3) trading days prior to the closing of the Liquidation;
                    (B)     If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the twenty (20) trading-day period ending three (3) trading days prior to the closing of the Liquidation; and
                    (C)     If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board.
               (ii)    The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (i) (A), (B) or (C) to reflect the approximate fair market value thereof, as determined in good faith by the Board.

     5.     Conversion. The holders of the Series B Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):
          (a)     Right to Convert. Subject to Section 5(c), each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for such stock, into 14.2694 fully paid and nonassessable shares of Common Stock
          (b)     Mechanics of Conversion. Before any holder of Series B Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series B Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series B Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series B Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of any holder tendering Series B Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive Common Stock upon conversion of such Series B Preferred Stock shall not be deemed to have converted such Series B Preferred Stock until immediately prior to the closing of such sale of securities.
          (c)     Adjustments of Preferred Stock for Splits, Dividends, Other Distributions, and Recapitalizations. The number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock shall be subject to adjustment from time to time as follows:
               (i)     If the Corporation shall, after the date upon which any shares of Series B Preferred Stock were first issued (the “Original Issue Date”), fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the number of shares of Common Stock issuable on conversion of each share of Series B Preferred Stock shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding.

               (ii)    If the number of shares of Common Stock outstanding at any time after the Original Issue Date is decreased by a combination or reverse stock split of the outstanding shares of Common Stock, then, following the record date of such combination or reverse stock split, the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.
               (iii)   In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 5(c)(i), then, in each such case for the purpose of this subsection (iii), the holders of Series B Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series B Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.
               (iv)   If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 5) provision shall be made so that the holders of the Series B Preferred Stock shall thereafter be entitled to receive upon conversion of the Series B Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of the Series B Preferred Stock after the recapitalization to the end that the provisions of this Section 5 shall be applicable after that event and be as nearly equivalent as practicable.
          (d)     No Fractional Shares and Certificate as to Adjustments.
               (i)     No fractional shares shall be issued upon the conversion of any share or shares of the Series B Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series B Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.
               (ii)    Upon the occurrence of each adjustment or readjustment of the number of shares of Series B Preferred Stock pursuant to this Section 5, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series B Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series B Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) any such adjustments and readjustments, and (B) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of the Series B Preferred Stock.

          (e)     Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series B Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.
          (f)     Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series B Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series B Preferred Stock, in addition to such other remedies as shall be available to the holder of such Series B Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Designations and/or the Certificate of Incorporation.
     6.     Voting Rights.
          (a)     Generally. In addition to any voting rights provided by law, the holder of each share of Series B Preferred Stock shall be entitled to vote on all matters and shall be entitled to the number of votes per share of Series B Preferred Stock equal to the number of votes per share a holder of the shares of Common Stock into which Series B Preferred Stock is convertible is entitled to, at the record date for the determination of the stockholders entitled to vote on all matters, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited. Except as required by law, or as otherwise provided below, the holders of shares of Series B Preferred Stock and Common Stock shall vote together as a single class and not as separate classes.
          (b)     Amendments and Changes. Notwithstanding Section 6(a) above, the Corporation shall not (by amendment, merger, consolidation or otherwise), without first obtaining the approval (by vote or written consent as provided by law) of the holders of at least a majority of the Series B Preferred Stock then outstanding, voting together as a single, separate class:
               (i)     amend any provision of the Certificate of Incorporation, this Certificate of Designations or Bylaws of the Corporation in a manner that adversely affects the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the Series B Preferred Stock;

               (ii)    increase or decrease the number of authorized shares of Series B Preferred Stock; or
               (iii)   until such time as the holders of Series B Preferred Stock have received an aggregate of $7,500,000 in cash dividends, except as provided in the following paragraph, authorize, create, issue or reclassify any common stock or preferred stock of the Corporation, or securities convertible into common stock or preferred stock of the Corporation, having rights, preferences or privileges which are senior to the rights of the Series B Preferred Stock set forth herein.
Notwithstanding the preceding provisions of this Section 6(b), the Corporation need not obtain the approval of the holders of at least a majority of the Series B Preferred Stock pursuant to Section 6(b)(iii) in order to authorize, create, issue or reclassify any common stock or preferred stock of the Corporation, or securities convertible into common stock or preferred stock of the Corporation, having rights, preferences or privileges which are senior to the rights of the Series B Preferred Stock set forth herein (in any event, a “Senior Security Transaction”) if, prior to the consummation of such Senior Security Transaction, the Corporation offers to amend this Certificate of Designations, concurrent with the consummation of such Senior Security Transaction, in order to provide the Series B Preferred Stock the same specific dividend rights, liquidation rights, or other right, preference or privilege of such common stock or preferred stock (the “Right in Question”) that would otherwise result in the Right in Question being senior to the corresponding right, preference or privilege of the Series B Preferred Stock set forth herein. The Corporation shall give the holders of the Series B Preferred Stock not less than five (5) business days prior to the consummation of a Senior Security Transaction to consider such offer and, if the holders of the Series B Preferred Stock determine to accept such offer within such five (5) business day period, then, as a condition to the closing of the Senior Security Transaction, this Certificate of Designations shall be amended in order to provide the Series B Preferred Stock with the Right in Question, effective as of the consummation of the Senior Security Transaction. For the sake of clarity: (1) the holders of the Series B Preferred Stock shall not be obligated to accept any such offer by the Corporation; (2) any such offer shall only be an offer to provide the Series B Preferred Stock the Right in Question and not to amend any of the other rights, preferences or privileges of the Series B Preferred Stock set forth herein; (3) any such offer shall be a valid offer hereunder if provided in writing to holders of a majority of the Series B Preferred Stock then outstanding at least five (5) business days prior to the consummation of the Senior Security Transaction in question and (4) any such offer, when made, must not be conditioned upon subsequent approval by the Corporation’s Board or stockholders.
     7.     Reacquired Shares. Any shares of Series B Preferred Stock converted, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and shall resume the status of authorized and unissued shares of Preferred Stock (but shall not be issuable for Series B Preferred Stock). None of such converted, purchased or otherwise acquired shares of Series B Preferred Stock shall be reissued by the Corporation.
     8.     Status of Converted Stock. In the event any shares of Series B Preferred Stock shall be converted pursuant to Section 5 hereof, the shares so converted shall be cancelled and shall resume the status of authorized and unissued shares of Preferred Stock (but shall not be issuable for Series B Preferred Stock). None of such converted shares of Series B Preferred

Stock shall be issuable by the Corporation. The Certificate of Incorporation and this Certificate of Designations of the Corporation shall be appropriately amended to effect the corresponding reduction in the Corporation’s authorized shares of Series B Preferred Stock.
     9.     Notices. Any notice required by the provisions of this Certificate of Designations to be given to the holders of shares of Series B Preferred Stock shall be given by first class mail, postage prepaid, or reputable overnight courier, or personally delivered, addressed to each holder of record at such holder’s address appearing on the books of the Corporation (with the date such notice is deemed given to be two (2) days after such deposit in the U.S. Mail, the business day after deposit with a reputable overnight courier and upon delivery in the case of personal delivery).
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     IN WITNESS WHEREOF, Transmeta Corporation has caused this Certificate of Designations to be signed by the President and Chief Executive Officer this 2nd day of July, 2007.

Transmeta Corporation
By:	/s/ Lester M. Crudele
Lester M. Crudele
President and Chief Executive Officer

[Signature Page to Certificate of Designations]